As filed with the Securities and Exchange Commission on October 29, 2013.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Brixmor Property Group Inc.

(Exact name of registrant as specified in its charter)

Delaware (before conversion) Maryland (after conversion)	45-2433192
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification Number)

420 Lexington Avenue

New York, New York 10170

Telephone: (212) 869-3000

(Address of Principal Executive Offices)

Brixmor Property Group Inc. 2013 Omnibus Incentive Plan

(Full title of the plan)

Steven F. Siegel

Executive Vice President and General Counsel

Brixmor Property Group Inc.

420 Lexington Avenue

New York, New York 10170

Telephone: (212) 869-3000

(Name and address and telephone number, including area code, of agent for service)

With copy to:

Joshua Ford Bonnie

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, New York 10017-3954

Telephone: (212) 455-2000

Facsimile: (212) 455-2502

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per Unit(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee
Common Stock, $0.01 par value per share	15,000,000	$21.00	$315,000,000	$40,572

(1)	Covers 15,000,000 shares of common stock of Brixmor Property Group Inc., $0.01 par value per share (“Common Stock”), approved for issuance under the Brixmor Property Group Inc. 2013 Omnibus Incentive Plan (the “Plan”) and, pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), an indeterminate number of additional shares of Common Stock that may be offered and issued under the Plan to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act. The fee is based on a price of $21.00 per share of Common Stock, which is the high-point of the estimated price range per share of Common Stock for the Registrant’s initial public offering of Common Stock pursuant to the Registrant’s Registration Statement on Form S-11 (File No. 333-190002).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information specified in Items 1 and 2 of Part I of the Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act and the introductory note to Part I of the Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the Brixmor Property Group Inc. 2013 Omnibus Incentive Plan (the “Plan”) covered by this Registration Statement on Form S-8 (the “Registration Statement”) as required by Rule 428(b)(1).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by Brixmor Property Group Inc. (the “Registrant”) pursuant to the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Registrant’s Prospectus to be filed with the Commission pursuant to Rule 424(b) of the Securities Act, relating to the Form S-11; and

(b)	The Registrant’s Registration Statement on Form 8-A to be filed with the Commission pursuant to Section 12(b) of the Securities Act, relating to the Registrant’s Common Stock.

All documents that the Registrant subsequently files pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

The section of the Form S-11 entitled “Material Provisions of Maryland Law and of Our Charter and Bylaws—Limitation of Liability and Indemnification of Directors and Officers” discloses that the Company must, to the maximum extent permitted by Maryland law, indemnify any director or officer who is, or is threatened to be, made a party to or witness in a proceeding by reason of his or her service as a director or officer or in certain other capacities, from and against any claim or liability to which such director or officer may become subject or that such director or officer may incur by reason of such service as directors or officers and such section of the Form S-11 is incorporated herein by this reference.

The Company currently maintains liability insurance for its directors and officers. Such insurance will be available to directors and officers in accordance with its terms.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

        The following exhibits are filed as part of this Registration Statement:

Exhibit Number	Description of Document

4.1	Form of Articles of Incorporation of Brixmor Property Group Inc. (incorporated by reference to Exhibit 3.4 to the Registrant’s Registration Statement on Form S-11 (File No. 333-190002) filed with the Commission on October 4, 2013).

4.2	Form of Bylaws of Brixmor Property Group Inc. (incorporated by reference to Exhibit 3.5 to the Registrant’s Registration Statement on Form S-11 (File No. 333-190002) filed with the Commission on October 4, 2013).

5.1	Opinion of Venable LLP.

10.1	Form of Brixmor Property Group Inc. 2013 Omnibus Incentive Plan (incorporated by reference to Exhibit 10.18 to the Registrant’s Registration Statement on Form S-1 (File No. 333-190002) filed with the Securities and Exchange Commission on October 17, 2013).

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Venable LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included in the signature pages to this Registration Statement).

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S–8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, the State of New York, on October 29, 2013.

BRIXMOR PROPERTY GROUP INC.

By:	/s/ Michael A. Carroll
Name: Michael A. Carroll
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that the undersigned directors and officers of the Registrant, which is filing a Registration Statement on Form S-8 with the Securities and Exchange Commission, Washington, D.C. 20549 under the provisions of the Securities Act of 1933 hereby constitute and appoint Michael A. Carroll, Michael V. Pappagallo and Steven F. Siegel, and each of them, any of whom may act without joinder of the other, the individual’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for the person and in his or her name, place and stead, in any and all capacities, to sign this Registration Statement and any or all amendments or supplements to this Registration Statement, including post-effective amendments, and to file the same, with all exhibits thereto, and other documents in connection therewith with the Securities and Exchange Commission, and does hereby grant unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of October, 2013.

Signature	Title
/s/ Michael A. Carroll	Director, Chief Executive Officer
Michael A. Carroll	(Principal Executive Officer)

/s/ A.J. Agarwal	Director
A.J. Agarwal

/s/ Jonathan D. Gray	Director
Jonathan D. Gray

/s/ Nadeem Meghji	Director
Nadeem Meghji

/s/ William D. Rahm	Director
William D. Rahm

/s/ John G. Schreiber	Director
John G. Schreiber

/s/ William Stein	Director
William Stein

/s/ Michael V. Pappagallo	President and Chief Financial Officer
Michael V. Pappagallo	(Principal Financial Officer)

/s/ Steven A. Splain	Executive Vice President and Chief Accounting Officer
Steven A. Splain	(Principal Accounting Officer)